PROSPECTUS SUPPLEMENT NO. 3	Filed Pursuant to Rule
TO PROSPECTUS DATED NOVEMBER 15, 2004	424(b)(3)
Registration No. 333-120094

GRUBB & ELLIS COMPANY

7,471,257 shares of Common Stock

     We are supplementing the Prospectus included in the Registration Statement on Form S-1A dated November 15, 2004, as previously supplemented by Prospectus Supplement No. 1 dated March 3, 2005 and Prospectus Supplement No. 2 dated March 11, 2005, to provide information contained in our Current Report on Form 8-K dated March 31, 2005. Such Current Report on Form 8-K disclosed that on March 31, 2005 we amended our secured credit facility that we initially entered into on June 11, 2004, increasing the amount of our existing revolving line of credit under the facility, extending the term of the facility and revising certain other provisions of the facility.

     Accordingly, this Prospectus Supplement No. 3 includes such Current Report on Form 8-K dated March 31, 2005, which is annexed hereto in its entirety, and we hereby incorporate by reference herein the Exhibits referenced in Item 9 of, and filed as exhibits to, such Current Report on Form 8-K dated March 31, 2005.

     This Prospectus Supplement No. 3 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus included in the Registration Statement on Form S-1A dated November 15, 2004, including any amendments and supplements thereto.

     INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 3 IN THE PROSPECTUS.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this or any previous Prospectus Supplement and the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 7, 2005.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) MARCH 31, 2005

GRUBB & ELLIS COMPANY

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	1-8122	94-1424307

(STATE OR OTHER	(COMMISSION	(IRS EMPLOYER
JURISDICTION OF	FILE NUMBER)	IDENTIFICATION NO.)
FORMATION)

2215 SANDERS ROAD, SUITE 400, NORTHBROOK, ILLINOIS 60062

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE (847) 753-7500

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 31, 2005, Grubb & Ellis Company (the “Company”) amended its secured credit facility that it initially entered into on June 11, 2004 (the “Initial Facility”), increasing the amount of its existing revolving line of credit under the Initial Facility (the Initial Facility, as amended, the “Credit Facility” or the “Facility”) and revising certain other terms pursuant to the terms and conditions of that certain Amended and Restated Credit Agreement (the “Amended Credit Agreement”), dated as of March 31, 2005, by and among the Company, certain of the Company’s subsidiaries (the “Guarantors”), the “Lenders” (as defined in the Credit Agreement), Deutsche Bank Securities, Inc., as sole book-running manager and sole lead arranger, and Deutsche Bank Trust Company Americas (“Deutsche Bank”), as the initial swing line bank, the initial issuer of letters of credit and administrative agent for the Lenders.

Under the Amended Credit Agreement, the currently outstanding $25 million term loan portion of the Credit Facility remains unchanged. The revolving credit line component of the Facility, however, was increased from $15 million to $35 million, thereby increasing the overall size of the Credit Facility from $40 million to $60 million. There are no borrowings currently outstanding under the revolving credit line portion of the Facility, and the Company has no immediate plans regarding the use of such line. In addition, the term of the Credit Facility has been extended by one year, and it now matures on June 11, 2008; subject to the Company’s right, upon thirty (30) days prior written notice and payment of a fee equal to 50 basis points, to extend the term of the Credit Facility for an additional twelve (12) months until June 11, 2009. Other modifications to the Credit Facility include, among other things, the elimination of any cap regarding the aggregate consideration that the Company may pay with respect to permitted acquisitions, the ability to repurchase up to $30 million of its common stock (increased from $2 million under the Initial Facility), and the elimination of all term loan amortization payments due before maturity. Prior to being amended, the Credit Facility required amortization of the term loan portion of the Credit Facility totaling $6 million in calendar 2006 and $2 million in calendar 2007.

Under the Amended Credit Facility, the Company is required to have a minimum of earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $17.5 million for calendar year 2005 and $20 million with respect to calendar year 2006 and continuing thereafter. This represents an increase of $2.5 million for each of such periods over what was previously required under the Initial Facility. Other terms and provisions under the Credit Facility remained substantially unchanged. Accordingly, the interest rate for advances under the Credit Facility continues to be, at the election of the Company, either (i) the prime lending rate of interest announced publicly by Deutsche Bank in New York, New York plus 2.5% per annum, or (ii) the London interbank offered rate of major banks for deposits in U.S. dollars plus 3.5% per annum.

As a condition to the entering into of the Amended Credit Agreement, the Company and certain subsidiaries and grantors simultaneously entered into a Amended and Restated Security agreement dated March 31, 2005 with Deutsche Bank, in its capacity as administrative agent (the “Amended Security Agreement”), pursuant to which the Company reaffirmed its prior grant of a first priority security interest in all of the Company’s assets to the “Secured Parties”, as that term is defined in the Amended Security Agreement.

The foregoing is a summary of the terms and conditions of each of the Amended Credit Agreement and the Amended Security Agreement, and does not purport to be a complete discussion of either document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of both of the foregoing documents, each of which is annexed to this Current Report on Form 8-K as Exhibits.

Item 9.01. Financial Statements and Exhibits.

(c)	The following are filed as Exhibits to this Current Report on Form 8-K:

1.	Amended and Restated Credit Agreement, dated as of March 31, 2005, entered into by and among Grubb & Ellis Company, certain of its subsidiaries (the “Guarantors”), the “Lenders” (as defined therein), Deutsche Bank Securities, Inc., as sole book-running manager and sole lead arranger, Deutsche Bank Trust Company Americas, as initial swing line bank, the initial issuer of letters of credit and administrative agent for the lender parties.

2.	Amended and Restated Security Agreement, dated as of March 31, 2005, by and among Grubb & Ellis Company, certain of its subsidiaries and Deutsche Bank Trust Company Americas, as administrative agent, for the “Secured Parties” (as defined therein).

3.	Press Release issued by Grubb & Ellis Company on March 31, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY
By:	/s/ Mark E. Rose
Mark E. Rose
Chief Executive Officer

Dated: April 5, 2005